Exhibit 10.9

December 7, 2007

Tricia Primrose Wallace

22000 AOL Way

Dulles, VA 20166

Dear Tricia:

This letter agreement (the “Agreement”) contains the key terms and conditions of your continued employment with AOL LLC (together with its subsidiaries, affiliates, and assigns, “AOL” or “the Company”). You and the Company agree as follows:

1.	Term of Employment. The phrase “Term of Employment,” as used throughout this Agreement, shall mean the period beginning on December 1, 2007 (the “Effective Date”), and ending on November 30, 2010 (the “Term Date”), subject to the provisions for earlier termination and extension set forth in this Agreement.

2.	Scope of Employment. Your position with the Company will continue to be Executive Vice President, Corporate Communications, reporting to the Chief Executive Officer (“CEO”) or his or her designee or successor. You will have the duties and authority normally associated with this position and any additional duties and authority that may be assigned to you from time to time by the CEO or his or her designee or successor.

3.	Base Salary. During the Term of Employment, your base compensation (“Base Salary”) will be no less than $17,708.33 semi-monthly, less applicable withholdings, which is $425,000.00 on an annual basis. Your Base Salary will be reviewed annually during the Term of Employment and may be increased based on your individual performance or changes in competitive market conditions.

4.	Bonus. In addition to Base Salary, the Company typically pays its employees an annual cash bonus (“Bonus”) pursuant to its Annual Incentive Plan (“AIP”). Although any Bonus (and its amount, if a Bonus is paid) is fully discretionary, your target Bonus as a percentage of your annualized Base Salary is 75 percent. Each year, the Company will review its overall performance and your individual performance, and will determine your Bonus, if any. Although as a general matter the Company expects to pay Bonuses at the target level in cases of satisfactory individual performance, the Company does not commit to paying any Bonus, and your Bonus may be negatively affected by the exercise of the Company’s discretion or by overall Company performance. Your Bonus amount, if any, will be paid to you between January 1 and March 15 of the calendar year that immediately follows the fiscal year to which the Bonus relates.

5.	Stock Options and Restricted Stock Units. You will be eligible to receive grants of options to purchase shares of Time Warner Inc. (“Time Warner”) common stock and

22070 Broderick Drive         Dulles, VA     20166     USA

awards of restricted stock units (“RSU’s”), subject to Board of Director approval and provided that (a) you remain employed by the Company on the date of grant or award and your performance remains satisfactory and (b) Time Warner continues to maintain stock option and restricted stock plans. Any such grant of stock options or award of RSU’s shall be governed in accordance with the terms and conditions of the plans, agreements and notices under which they were issued.

6.	Long-Term Incentive Program. You may participate in the Company’s long-term incentive program at the sole discretion of the Company and in accordance with the terms of the program. The Company will consider you among the pool of candidates eligible for the long-term incentive program in 2007 and thereafter; however, nothing in this letter shall be considered a guarantee of your participation in that program.

7.	Benefits. While you are an AOL employee, you will be eligible to participate in any group life insurance, medical, dental, disability or other benefit plan or program of the Company now existing or established hereafter, provided that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of its employees. At the time you no longer are an employee of the Company, your rights to benefits and payments under any benefit plans or programs of the Company, or under any stock option, restricted stock, bonus, annual incentive or other plan of the Company, shall be determined in accordance with the terms and provisions of such plans and any agreements under which such benefits, stock options, restricted stock or other awards were granted.

8.	Employment Conditions. While you are an AOL employee, you shall render your services to the Company on a full-time, exclusive basis. The place for performance of your services will be the offices of the Company in Dulles, Virginia and New York, New York, subject to such travel as may be required in the performance of your duties. During the Term of Employment, you shall comply with the Company’s Standards of Business Conduct and all other applicable Company policies.

9.	Confidentiality, Non-Competition and Proprietary Rights. You agree to execute, contemporaneously with your execution of this Agreement or thereafter if requested by the Company, the Company’s current Confidentiality, Non-Competition and Proprietary Rights Agreement (“CNPR Agreement”), which is incorporated herein by reference. Any reference in the CNPR Agreement to your “at will” employment status is superseded by this Agreement. You shall comply with all the terms of the CNPR Agreement.

10.	Cooperation. During and after your employment with the Company, you shall assist the Company in connection with any litigation, investigation, or other legal or regulatory matter involving the Company. You agree that such assistance may include, but is not limited to, meeting with the Company’s legal counsel or other representatives and voluntarily providing testimony in legal proceedings if so requested by the Company. The Company will reimburse you for reasonable out-of-pocket expenses incurred in rendering such assistance to the Company (not including attorney’s fees, unless required by federal, state or local law).

11.	Return of Company Property. Upon termination of your employment, or at any time the Company so requests, you must return to the Company all the Company property then in your possession, including, but not limited to, keys, access cards, computers, SecurIDs, pagers, telephones, credit cards and the original and all copies of any written, recorded, or computer readable information about Company practices, procedures, employees, trade secrets, finances, customer lists or marketing associated with the Company’s business, and any other information deemed proprietary or confidential in accordance with Company policies and/or the CNPR Agreement.

12.	Extension. If, at the Term Date, your employment has not been terminated previously, and you and the Company have not agreed to an extension or renewal of this Agreement or to the terms of a new employment agreement, then your Term of Employment shall continue on a month-to-month basis, and you shall continue to be employed by the Company pursuant to the terms of this Agreement, subject to termination by either party hereto on 30 days’ written notice delivered to the other party (which notice may be delivered by either party at any time on or after a date which is 30 days before the Term Date). If the Company elects to give notice of termination under this paragraph and the basis for such termination is not one of the grounds for termination set forth in paragraphs 13 or 14, then your termination shall be deemed a termination without cause under paragraph 16. If you elect to give notice of termination under this paragraph, then your termination shall be deemed a resignation under paragraph 15.

13.	Termination for Cause. Notwithstanding anything to the contrary herein, the Company reserves the right to terminate your employment and this Agreement for cause, as this term is defined below, with or without prior notice to you.

a.	For purposes of this Agreement, “cause” means: (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure or refusal without proper cause to perform your duties with the Company, including your express obligations under this Agreement, if such failure or refusal remains uncured for 15 days after notice to you; (iii) fraud, embezzlement, misappropriation, or material destruction of Company property by you; (iv) your breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the CNPR Agreement or the Standards of Business Conduct; (vi) your improper conduct substantially prejudicial to the Company’s business; or (vii) your failure to cooperate in any internal or external investigation involving the Company.

b.	If the Company terminates your employment and this Agreement for cause, the Company shall have no further obligation to you other than (i) to pay your Base Salary through the effective date of termination, and (ii) with respect to any rights you may have pursuant to any insurance or other benefit plans of the Company. You will not be entitled to receive any Bonus that remains unpaid for the fiscal year ending prior to the year of your termination for cause, and you will not be entitled to receive a pro rata portion of any Bonus for the fiscal year in which your termination for cause occurs.

14.

Termination for Death or Disability.    Notwithstanding anything to the contrary herein, the Company reserves the right to terminate your employment and this Agreement because of your death or disability (as the term disability is defined in the long-term disability plan of the Company), and the terms of this paragraph will apply to any such termination. If the Company terminates your employment and this Agreement because of your death or disability, the Company shall have no further obligation to you or your heirs other than (i) to pay your Base Salary through the effective date of termination, and (ii) with respect to any rights or benefits you may have pursuant to any insurance, benefit or other applicable plan of the Company.

15.	Resignation. You may resign your employment with the Company at any time. If you resign your employment, the Company shall have no further obligation to you other than (i) to pay your Base Salary through the effective date of termination, and (ii) with respect to any rights you may have pursuant to any insurance or other benefit plans of the Company. You will not be entitled to receive any Bonus that remains unpaid for the fiscal year prior to the year of your resignation, and you will not be entitled to receive a pro rata portion of any Bonus for the fiscal year in which your resignation occurs.

16.	Termination Without Cause. Notwithstanding anything to the contrary herein, the Company reserves the right to terminate your employment and this Agreement without cause. If the Company terminates your employment and this Agreement without cause, and, solely in exchange for your execution and delivery of a release of claims against the Company in the form attached hereto as Exhibit A, the following terms shall apply:

a.	The Company will pay you an amount equal to eighteen (18) months of your then current Base Salary, less applicable withholdings, payable in a lump sum. This payment will not be eligible for deferrals in the Company’s 401(k) plan.

b.	Subject to the terms of paragraph 4, provided the Company pays a Bonus to eligible employees under the Company’s AIP for the fiscal year ending prior to your termination, you will receive a Bonus payment, payable at the same rate that continuing employees receive their Bonus payment, less tax withholdings; provided however, that such Bonus payment has not already been paid to you at the time of the termination of your employment. This payment will be paid in a lump sum at the same time that continuing employees receive their AIP payout for that fiscal year, subject to paragraph 16(e) below. This payment will not be eligible for deferrals in the Company’s 401(k) plan.

c.	In addition, you will receive a Bonus payment, pro-rated through the effective date of the termination of your employment, payable at target, less tax withholdings, payable in a lump sum, subject to paragraph 16(e) below. This payment will not be eligible for deferrals in the Company’s 401(k) plan.

d.	If you elect to enroll in COBRA benefit continuation, the Company will pay the cost of medical, dental and vision benefit coverage under COBRA for twelve (12) months beginning the first day of the calendar month following the termination of your employment.

e.	The payments made under paragraphs 16(a) and 16(c) will be paid within thirty (30) days of the effective date of the termination of your employment or the effective date of the signed release of claims, whichever is later, but no later than March 15 of the calendar year following the year of the termination of your employment. Payment made under paragraph 16(b) will be paid no later than March 15 of the calendar year of the termination of your employment.

f.	You agree not to affirmatively encourage or assist any person or entity in litigation against the Company or its affiliates, officers, employees and agents in any manner. This provision does not prohibit your response to a valid subpoena for documents or testimony or other lawful process; however, you agree to provide the Company with prompt notice of said process.

g.	You agree not to make any disparaging or untruthful remarks or statements about the Company or its products, services, officers, directors, or employees. Nothing in this Agreement prevents you from making truthful statements when required by law, court order, subpoena, or the like, to a governmental agency or body.

h.	You shall not be entitled to notice and severance under any policy or plan of the Company (the payments set forth in this paragraph being given in lieu thereof);

i.	You agree that if you breach any of your obligations, to the material detriment of the Company, under Paragraphs 9, 10, 11 or 16(f), 16(g) of this Agreement, the CNPR Agreement, or the release of claims referenced above, the Company will be entitled to recover the full payments made to you under paragraphs 16(a), 16(b) and 16(c), and to obtain all other remedies provided by law of equity.

17.	Arbitration. Except as provided in paragraph 18(e), any dispute or controversy arising under or relating to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute) shall, at the election of either you or the Company, be submitted to JAMS for resolution in arbitration in accordance with the rules and procedures of JAMS for employment-related disputes. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 30 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy), and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Paragraph 17. Any such arbitration proceedings shall take place in Washington D.C. before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of Virginia for this purpose. If at the time any dispute or controversy arises with respect to this Agreement JAMS is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for purposes of this paragraph 17.

18.	Miscellaneous.

a.	Captions. The section headings of the paragraphs and subparagraphs contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

b.

Entire Agreement.    This Agreement, including Exhibit A, sets forth the entire agreement and understanding between you and the Company relating to the terms and conditions of your employment and supersedes all prior agreements, arrangements and understandings, written or oral, between you and the Company concerning your employment status, including all prior offer letters from the Company.

c.	Assignability. This Agreement and your rights and obligations hereunder may not be assigned, transferred or delegated by you to any person or entity. The Company shall assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or substantially all of the Company’s business and assets, whether by merger, purchase of stock or assets or otherwise.

d.	Amendments and Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by you and AOL’s Chief Executive Officer or the senior Human Resources executive or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

e.	Specific Remedy. In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if you commit a material breach of any of the provisions of this Agreement or the CNPR Agreement, the Company shall have the right and remedy to have such provisions specifically enforced by any court having competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company.

f.	Taxes. Payments made to you under this Agreement shall be subject to withholding and social security taxes and other ordinary and customary payroll deductions.

g.	Severability. If any provision of this Agreement is held to be invalid, the remainder of this Agreement shall not be affected thereby.

h.	Survival. Paragraphs 9-11, and 13-18 shall survive termination of this Agreement.

i.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely in Virginia.

19.

Compliance with IRC Section 409A.    This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under Section 409 A of the Code) and (ii) if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

Please sign and date one copy of this letter and return it to Michaela Oliver, SVP of HR. An extra copy is enclosed for your files.

Sincerely,

/s/ Randy Falco
Randy Falco

Agreed and Accepted:

/s/ Tricia Primrose Wallace	Date: 12/20/07
Tricia Primrose Wallace

EXHIBIT A                                                             Release and Waiver

In exchange and consideration for the Company’s promises to me in my employment agreement dated 12/7/07, I agree to release and discharge unconditionally the Company and any successors, subsidiaries, affiliates, related entities, predecessors, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns, from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from my employment with the Company and my separation from employment or otherwise, whether known or unknown by me, which I ever had or now have upon or by reason of any matter, cause or thing, up to an including the day I sign this Release and Waiver. The claims I am waiving include, but are not limited to, all claims arising out of or related to any stock options held by me or granted to me by the Company; all claims for unreimbursed business-related expenses (except in California); all claims under Title VII of the Civil Rights Act of 1964, as amended; all claims under the Worker Adjustment and Retraining Notification Act (WARN), or similar state statutes; all claims under the Americans with Disabilities Act; all claims under the Age Discrimination in Employment Act (“ADEA”); all claims under the Older Workers Benefit Protection Act (“OWBPA”); all claims under the National Labor Relations Act; all claims under the Family and Medical Leave Act, to the extent permitted by applicable law; all claims under the Employee Retirement Income Security Act; all claims under 42 U.S.C. § 1981; all claims under the Sarbanes-Oxley Act of 2002; and all claims under other analogous foreign, federal, state, and local laws, regulation, statutes and ordinances; all claims under any principle of common law; all claims concerning any right to reinstatement; and all claims for any type of relief from the Company, whether foreign, federal, state or local, whether statutory, regulatory or common law, and whether tort, contract or otherwise, to the fullest extent permitted by law, through the date I sign this Release and Waiver. This release of claims does not affect any pending claim for workers’ compensation benefits, unemployment benefits, or other non-waivable administrative claims, my vested rights, if any, in the Company’s 401(k) plan, or my rights to exercise any and all Company stock options held by me that are exercisable as of the date of the termination of my employment during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted, or your right to enforce the terms of this Agreement.

Pursuant to the OWBPA, I acknowledge and warrant the following: (i) that I am waiving rights and claims for age discrimination under the ADEA and OWBPA, in exchange for the consideration described above, which is not otherwise due to me; (ii) I have consulted with an attorney before signing this Release and Waiver; (iii) I am not waiving rights or claims for age discrimination that may arise after the effective date of this Release and Waiver; (iv) I have been given a period of at least twenty-one (21) days in which to consider this Release and Waiver and the waiver of any claims I have or may have under law, including my rights under the ADEA and OWBPA, before signing below; and (v) I understand that I may revoke the waiver of my age discrimination claims under the ADEA and OWBPA within seven (7) days after my execution of this Release and Waiver, and that such waiver shall not become effective or enforceable until seven (7) days after the date on which I execute this Release and Waiver. Any such revocation must be made in writing and delivered by certified mail to both the Chairman & Chief Executive Officer and the General Counsel of AOL LLC, at the following address: AOL LLC, 22000 AOL Way, Dulles, VA 20166. If I do not revoke my waiver of my age discrimination claims under the ADEA and OWBPA according to the terms herein within seven (7) days, the eighth day following my execution will be the “effective date” of this Release and Waiver.

By signing below, I acknowledge that I have carefully reviewed and considered this Release and Waiver; that I fully understand all of its terms; and that I voluntarily agree to them.

/s/ Tricia Primrose Wallace
Tricia Primrose Wallace

Date: 12/20/07